SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Comments on its Recent Nomination of Four Highly-Qualified Candidates for Board of Immunomedics, Inc.

Lack of Independent Board Oversight Has Contributed to Company’s Numerous Strategic Missteps, in venBio’s View

Believes New, Independent Leadership is Needed Now at the Board Level to Build Sustained Stockholder Value and Deliver Important Therapeutics for Patients with No Other Options

venBio’s Candidates Would Push for Rapid Advancement of IMMU-132 to Treat Triple Negative Breast Cancer, an Area of Unmet Medical Need

NEW YORK (November 22, 2016) –venBio Select Advisor LLC (“venBio”), venBio’s New York-based investment manager focused principally on publicly traded biotechnology companies, and the largest beneficial owner of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) with approximately 9.5 million shares, or 9.0%, announced that it has nominated four highly-qualified candidates – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – for election to the Company’s Board of Directors at the upcoming 2016 Annual Meeting of stockholders, to be held on December 14, 2016.

Behzad Aghazadeh, Ph.D., Managing Partner at venBio, issued the following statement:

“Over the past year, we have engaged on numerous occasions with the Immunomedics management team and have offered constructive suggestions to increase the transparency into the Company’s development programs and overall business strategy. During this period however, the Board of Directors and management of Immunomedics, in our view, have made a series of missteps contributing to a significant decrease in stockholder value. Most notably, they have failed to unlock the potential of IMMU-132, the Company’s drug candidate for treating triple negative breast cancer (a deadly disease for which no targeted therapies currently exist). This has positioned the Company poorly moving forward, and left us no choice but to take action in order to protect the best long-term interests of both stockholders and patients in desperate need of IMMU-132 treatment.

Further, we believe that Chief Scientific Officer David Goldenberg (“Dr. Goldenberg”) and his wife, Chief Executive Officer Cynthia Sullivan (“Ms. Sullivan”) bear significant responsibility for the ills that have plagued the Company. We find it especially troubling that the Company’s husband-wife CEO-CSO team occupies almost half of its Board seats, severely limiting independent oversight of management.

The strategic failures and missteps that we believe are holding Immunomedics back include the following:

•	The Company’s breach of American Society of Clinical Oncology’s (ASCO) data embargo leading to their ejection from this prestigious conference.

•	The Company’s failure to deliver on its promise of signing a partnership or licensing agreement to move its drug candidate, IMMU-132, through clinical development. Immunomedics’ continued failure to enter a partnership has stymied efforts to complete the clinical trials necessary to deliver this promising therapy to patients with no other treatment options.
•	What we view as the Company management team’s self-enrichment at the expense of stockholders, and the issuance of a dilutive financing at a punitive discount.
•	The Company’s inability to retain independent Board members and senior management, most notably the recent resignation of Board member Arthur Kirsch and special advisor Sol Barer, as well as the Company’s Chief Medical Officer and Chief Financial Officer. The remaining Board has become stagnant, with each director having served for more than a decade.

We believe the Company’s failures have eroded the investment community’s confidence in the Board’s ability to oversee the advancement of this important medicine. That is why we are nominating four director candidates (three of whom are wholly-independent of venBio) who we believe have the strong pharmaceutical development background, commercial manufacturing expertise, and pharmaceutical partnering/deal making experience that the Company sorely and urgently needs. We believe these candidates will bring a diligent and analytical approach to the Board and build a culture of strong oversight and effective management to drive sustained value at the Company and rapidly deliver IMMU-132 to patients in need.”

venBio’s nominees for the Immunomedics Board of Directors include:

•	Scott Canute – Mr. Canute has more than 34 years of experience in the biopharmaceutical industry, having served as President, Global Manufacturing and Corporate Operations at Genzyme Corporation and previously as President of Global Manufacturing Operations at Eli Lilly and Company. He holds a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Canute’s specific expertise in the area of commercial biologics manufacturing and CMC as well as his extensive Board experience with multiple pharmaceutical companies, make him well qualified to serve on the Board of Immunomedics, in our view.

•	Peter Barton Hutt – Mr. Hutt is a renowned expert in food and drug law and currently serves as Senior Counsel at Covington & Burling LLP. He began his law practice with the firm in 1960 and has remained at the firm with the exception of serving as Chief Counsel for the Food and Drug Administration from 1971 until 1975. He has been recognized by The Washingtonian magazine as one of Washington’s 50 best lawyers and one of the 40 best health care lawyers in the U.S. by the National Law Journal. He holds a B.A. from Yale University, an LL.B. from Harvard Law School, and an LL.M. from the New York University School of Law. We believe that Mr. Hutt’s expertise in the US and EU regulatory frameworks including successful interactions with both the FDA and the EMA as well as his service on a wide range of Boards of Directors in the biotechnology and pharmaceutical industries, make him very well qualified for the Board of Immunomedics.

•	Dr. Khalid Islam – Dr. Islam has over 29 years of experience in the pharmaceutical and biotechnology industry and currently serves as the Managing Director of Life Sciences Management GmbH. He also co-founded Sirius Healthcare Partners, a Swiss life sciences company, and PrevABR LLC, an American clinical-stage therapeutics company. Dr. Islam also previously served as Chairman and CEO of Gentium S.p.A., a Nasdaq-listed pharmaceutical company. Dr. Islam graduated from Chelsea College and received his PhD from Imperial College, University of London. In our view, Dr. Islam’s extraordinary board experience, deep knowledge of business development and collaboration, and outstanding leadership position him well to be a Board member at Immunomedics.

•	Dr. Behzad Aghazadeh – Dr. Aghazadeh is a Managing Partner and Portfolio Manager of the venBio Select Fund. He brings more than 20 years of experience in the biopharmaceutical industry, including more than 10 years as an institutional investor and previously six years at Booz Allen as a general management consultant to senior executive teams in the healthcare sector. Dr. Aghazadeh holds a Master’s in Physics from the Ludwig-Maximilians-University (Munich, Germany) and a PhD in Biochemistry & Biophysics from Cornell University. We believe that Dr. Aghazadeh’s extensive experience working on strategic initiatives for executive management teams and boards of directors of numerous companies in the biopharmaceutical industry, as well as his considerable experience as an investor in emerging companies in the sector, make him well-qualified to serve as a director of Immunomedics.

In addition, if our nominees join the Board, they will be able to rely on venBio’s strong advisory network, including appointing Dr. Richard Heyman as an advisor to the Board. Dr. Heyman possesses extensive relevant experience, having served as the co-founder and Chief Executive Officer of Aragon Pharmaceuticals, which focused on androgen receptor signaling inhibitors for the treatment of prostate cancer and was acquired by Johnson & Johnson in 2013, and Seragon Pharmaceuticals, which focused on Selective Estrogen Receptor Degraders (SERDs) for the treatment of breast cancer and was acquired by Genentech in 2014.

About venBio Select Advisor LLC
venBio Select Advisor LLC is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. venBio Select invests principally in securities of publically traded biotechnology companies developing disruptive, innovative assets. Our investments are frequently via capital infusion into the companies, thereby directly supporting the advancement of important novel therapies. The Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s venture capital business is based in San Francisco and manages the two venBio Strategic Funds, partnering with industry leaders to build and invest in game-changing medicines and technologies with a focus on novel therapeutics for unmet medical needs.

Investor Contact
Okapi Partners LLC
Bruce H. Goldfarb / Lydia Mulyk, 212-297-0720
info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of consents from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement on Schedule 14A filed by the Participants with the SEC on November 16, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.